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                                                                    EXHIBIT 21.1

Following are the subsidiaries of the Registrant:

 .  USWeb Acquisition Corporation 101 (USWeb San Francisco)

 .  USWeb Acquisition 103 (USWeb Milwaukee)

 .  USWeb Acquisition Corporation 106 (USWeb LA Metro)

 .  USWeb Acquisition Corporation 107 (USWeb Atlanta)

 .  USWeb Acquisition Corporation 102 (USWeb DC)

 .  USWeb Acquisition Corporation 108 (USWeb Pittsburgh)